Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Agenus Inc.:

We consent to the use of our reports dated March 18, 2019 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference.

/s/ KPMG LLP

Boston, Massachusetts

August 7, 2019